Exhibit 4.7

AS ADOPTED BY THE BOARD

DECEMBER 18, 2025

NOVARTIS CORPORATION
2011 STOCK INCENTIVE PLAN
FOR NORTH AMERICAN EMPLOYEES,

AS AMENDED AND RESTATED

(THE “PLAN”)

(Effective January 1, 2011)

1.              Purpose

Novartis Corporation originally established the Novartis Corporation 2001 Stock Incentive Plan for North American Employees (the “Original Plan”), effective as of January 1, 2001, which has subsequently been amended from time to time, including the Novartis Corporation 2011 Stock Incentive Plan for North American Employees (the “Plan”). This document reflects and incorporates amendments to the Plan, which are effective as of January 1, 2026, and apply to any Eligible Person employed by a member of the Novartis Group on or after that date.

The purpose of the Plan is to provide a means through which the Company and its Subsidiaries may attract able persons to enter and remain in the employ or in a consulting relationship with the Company and its Subsidiaries and to provide a means whereby they can acquire and maintain Stock ownership, or be paid incentive compensation measured by reference to the value of Stock, thereby strengthening their commitment to the welfare of the Company and its Subsidiaries and promoting an identity of interest between shareholders of Novartis AG and these employees, directors and consultants. So that the appropriate incentive can be provided, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options (including Tradable Options), Stock Appreciation Rights, Restricted Stock Awards or any combination of the foregoing.

The Plan is effective as of January 1, 2011, and applies to any Eligible Person employed by a member of the Novartis Group on or after that date.

2.              Definitions

The following definitions shall be applicable throughout the Plan.

(a)            “ADS” means a Novartis AG American Depositary Share, each of which represents one ordinary share of Novartis AG, nominal value CHF 0.50 per share.

(b)            “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit Award under the Plan.

(c)            “Award Agreement” means the electronic or paper award notice or agreement, if any, between the Company (or one of its Subsidiaries) and a Participant who was granted an Award which defines rights and obligations of the parties with respect to such Award in addition to those set forth in the Plan.

(d)            “Board” means the Board of Directors of the Company.

(e)            “Cause” means the Company, a Subsidiary or any other member of the Novartis Group (as the case may be) with which the Participant has an employment, consulting or other contractual relationship having cause to terminate the Participant’s employment or service with the Novartis Group in accordance with the provisions of any existing employment, consulting or any other agreement between the Participant and the Company, such Subsidiary or such other member of the Novartis Group (as the case may be) or, in the absence of such an employment, consulting or other agreement which defines or describes such cause, upon (i) the determination by the Company, such Subsidiary or such other member of the Novartis Group (as the case may be), in the applicable entity’s sole discretion, with which the Participant has a relationship that the Participant has engaged, during the performance of his/her duties to the Company, Subsidiary or such other member of the Novartis Group, in significant acts or omissions including, but not limited to, dishonesty, willful misconduct, gross negligence or a material violation of the Company’s Code of Ethics, relating to the business of the Company, such Subsidiary or such other member of the Novartis Group.

(f)             “Cessation of Employment” occurs, for the purposes of the Plan, when a Participant ceases to hold an office or employment with any member of the Novartis Group provided that a Participant will not be treated as Ceasing Employment in circumstances in which that Participant is on a leave of absence where the Participant’s right to re-employment is guaranteed either by statute or contract and employment is not otherwise terminated during such leave of absence (in which case the participant will Cease Employment at the time of such termination) and similar terms, such as “Ceases Employment” or “Ceasing to be Employed”, shall be construed accordingly.

(g)            “Change in Control” shall be deemed to occur if:

(i)            any person or group of persons who are acting together purchases or otherwise becomes the beneficial owner or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately or subject to passage of time or other conditions) of voting securities representing more than 50% of the combined voting power of all outstanding securities of Novartis AG;

(ii)           Novartis AG shareholders approve an agreement to merge or consolidate Novartis AG with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are or will be owned by the former shareholders of Novartis AG;

(iii)          Novartis AG shareholders approve the sale of all or substantially all of the Novartis AG business and/or assets to a person or entity which is not a member of the Group; provided that an Internal Reorganization shall not be a Change in Control.

(h)            “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(i)             “Committee” means the Policy (Stock) Committee of the Board or such other committee appointed by the Board to administer the Plan.

(j)             “Company” means Novartis Corporation, a New York corporation.

(k)            “Date of Grant” means the date on which the granting of an Award is authorized or such other date as may be specified in such authorization.

(l)             “Disability” and “Disabled” shall have the meaning set forth in Section 22(e) (3) of the Code.

(m)           “ECN” means the Executive Committee of Novartis AG (including permanent attendees to that committee).

(n)            “Eligible Person” means (i) a person regularly employed in the United States or Canada by the Company, a Subsidiary or any other member of the Novartis Group (including any such person who is working in the United States on secondment or other nonpermanent basis) who makes a significant contribution to the financial results of any of the foregoing entities; (ii) a director of the Company or a Subsidiary (including non-employee directors) or (iii) a consultant to the Company or a Subsidiary. An Eligible Person (regardless of whether such Eligible Person is eligible to apply for Retirement status under the Plan) who either (x) has been notified in writing that his/her employment or service with the Novartis Group will terminate due to any reason or (y) has notified his/her employing or contracting Novartis Group Company in writing of his/her intent to resign shall not be eligible to receive Awards under the Plan after his/her date of written notification. Persons who are covered by a collective bargaining agreement are not eligible to participate in the Plan, unless such eligibility results from negotiations involving good faith bargaining between the employing member of the Novartis Group and employee representatives.

(o)            “Exchange Act” means the Securities Exchange Act of 1934.

(p)            “Fair Market Value” on a given date means (i) if the Stock is listed on a national securities exchange in the United States, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded (currently the New York Stock Exchange) on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System the trade price of the last sale reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange nor quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately.

(q)            “Holder” means a Participant who has been granted an Award.

(r)             “Incentive Stock Option” means an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an “incentive stock option” within the meaning of Section 422 of the Code. Notwithstanding anything in the Plan to the contrary, no Incentive Stock Option shall be granted under the Plan after December 31, 2020.

(s)             “Internal Reorganization” means any event, offer, scheme, share purchase, merger or arrangement whereby:

(i)            a Change in Control occurs; and

(ii)           immediately afterwards the share capital of the Company then controlling (whether directly or indirectly) Novartis AG is owned substantially by the same persons who were shareholders of Novartis AG immediately prior to such event, scheme or arrangement in substantially the same proportions.

(t)             “Nonqualified Stock Option” means an Option granted under the Plan which is not designated as an Incentive Stock Option.

(u)            “Novartis AG” means Novartis AG, the parent of the Company, the stock of which is traded on the SIX Swiss Exchange and the ADSs of which are listed on the New York Stock Exchange.

(v)            “Novartis Group” means Novartis AG and each corporation, partnership, limited liability company or other business organization (each a “Business Entity”) more than 50% of the voting power of which is owned by Novartis AG either directly or indirectly through one or more intermediate Business Entities more than 50% of the voting power of each of which is owned either directly by Novartis AG or by another such intermediate Business Entity.

(w)           “Option” means an Award granted under Section 8 of the Plan.

(x)            “Option Period” means the period described in Section 8(c).

(y)            “Option Price” means the exercise price set for an Option described in Section 8(a).

(z)             “Participant” means an Eligible Person who has been selected by the Committee in its sole discretion to participate in the Plan and to receive an Award pursuant to Section 6.

(aa)           “Plan” means the Company’s 2011 Stock Incentive Plan, as amended from time to time, and as amended and restated in this document.

(bb)          “Restricted Period” means, with respect to any share of Restricted Stock or any Restricted Stock Unit, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 10 of the Plan.

(cc)           “Restricted Stock” means shares of Stock issued or transferred to or on behalf of a Participant subject to forfeiture and the other restrictions set forth in Section 10 of the Plan.

(dd)          “Restricted Stock Award” means an Award of Restricted Stock or Restricted Stock Units granted under Section 10 of the Plan.

(ee)           “Restricted Stock Unit” means the potential right to acquire one share of Stock.

(ff)            “Retirement” means, except as set forth in an Award Agreement, a Participant’s Cessation of Employment for any reason other than Cause or such other factors as the Committee may consider in its discretion after such Participant has attained age 55 or older and completed 10 or more Years of Service, or any other date approved by the Committee. Notwithstanding anything in this Plan to the contrary, for purposes of any Restricted Stock Award granted on or after February 4, 2004, and any Option granted on or after January 1, 2009, (x) no Cessation of Employment will constitute a “Retirement” without the consent of the Committee (determined in accordance with procedures described in Addendum B); and (y) for any Participant whose Cessation of Employment occurs on or after January 1, 2015, no such Cessation of Employment will constitute a “Retirement” unless the Participant executes (and does not revoke) a general release of claims acceptable to the Company.

(gg)          “Securities Act” means the Securities Act of 1933, as amended.

(hh)          “Stock” means ADSs or such other authorized shares of stock of Novartis AG as from time to time may be authorized for use under the Plan.

(ii)             “Stock Appreciation Right” or “SAR” means an Award granted under Section 9 of the Plan.

(jj)             “Strike Price” means the price set for an SAR described in Section 9(a).

(kk)           “Subsidiary” means any corporation or other legal entity that is organized in the United States (including under the laws of any State) or Canada and more than 50% of whose stock having general voting power (or, in the case of a legal entity other than a corporation, more than 50% of the voting interests in which) is owned, directly or indirectly, by Novartis AG.

(ll)             “Tradable Options” is defined in Section 8(h).

(mm)        “Years of Service” means the total period of employment with Novartis AG and its Subsidiaries, including prior periods of service without regard to any intervening break in service; provided, however, that no Years of Service shall be granted under this Plan for service with an entity that is not part of the Novartis Group, or for an entity prior to it becoming part of the Novartis Group unless the Committee approves the granting of such service. A Participant’s prior service as an independent contractor or service with a staffing agency will not be included in the calculation of Years of Service under this Plan. Notwithstanding anything to the contrary contained above a Participant’s prior service with Chiron Corporation, Alcon, Inc. and Fougera Pharmaceuticals, Inc. (“Fougera”) (applicable with respect to Fougera to “Continuing Employees” as defined in the merger agreement relating to the acquisition of Fougera) shall be included as Years of Service for calculation of eligibility for Retirement under paragraph 2(ff).

3.              Effective Date, Duration and Shareholder Approval

The Plan is effective as of January 1, 2026. The Plan shall have no expiration date and administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.

4.              Administration

The Plan shall be administered by the Committee composed of at least three persons. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

Subject to the provisions of the Plan, the Committee, in its sole discretion, shall have exclusive power to:

(i)            Select the Eligible Persons to participate in the Plan;

(ii)           Determine the nature and extent of the Awards to be made to each Participant;

(iii)          Determine the time or times when Awards will be made to Eligible Persons;

(iv)          Determine the duration of each Restricted Period;

(v)           Determine the conditions to which the payment of Awards may be subject;

(vi)          Prescribe the form of Award Agreement, if any, or other form or forms evidencing Awards; and

(vii)         Cause records to be established in which there shall be entered, from time to time as Awards are made to Eligible Persons, the date of each Award, the number of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock Units and shares of Restricted Stock awarded by the Committee to each Eligible Person, and the expiration date and the duration of any applicable Restricted Period.

(viii)        Modify existing Awards as it determines to be appropriate and consistent with the Plan and applicable law.

The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any documents evidencing Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

5.              Grant of Awards; Shares Subject to the Plan

The Committee may, from time to time, grant Awards of Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock, under the Plan to one or more Eligible Persons; provided, however, that:

(a)            Subject to Section 12, the aggregate number of shares of Stock made subject to all Awards may not exceed 161,000,000; plus any shares of Stock that were not issued under the Original Plan as of the Effective Date; plus any shares of Stock subject to outstanding awards under the Original Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards;

(b)            Such shares shall be deemed to have been used in payment of Awards whether they are actually delivered or the Fair Market Value equivalent of such shares is paid in cash. In the event any Option, SAR not attached to an Option or Restricted Stock Award, shall be surrendered, terminate, expire, or be forfeited, the number of shares of Stock no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under the Plan; and

(c)            Stock delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Stock or Stock held in the treasury of Novartis AG or held by another member of the Novartis Group or may be purchased on the open market or by private purchase.

6.              Eligibility

Participation shall be limited to Eligible Persons selected by the Committee.

7.              Chairman’s Discretionary Authority

Notwithstanding any vesting dates or exercise periods set by the Committee, the Chairman of the Board of the Company may, in his/her sole discretion, for any individual Participant, accelerate the exercisability of any form of stock grant made available under this Plan, delay or defer the expiration of any such grant (but not beyond its original Grant Period) or, in the case of any Nonqualified Stock Option, set a different Option Period which may be longer or shorter than ten years, which actions shall not affect the terms and conditions of any such Option other than with respect to exercisability, expiration and/or the Option Period applicable thereto. Notwithstanding anything to the contrary expressed above, any actions to accelerate, change, delay or defer any stock grant which affects the entire type of grant to Participants receiving such a grant in any given year can only be made by the consent of the Stock Committee and the Compensation Committee of the Board of Directors of the parent, Novartis AG.

8.              Stock Options

The Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Participant; provided, however, that no Incentive Stock Options shall be granted to any Participant who is not an employee of the Company or a Subsidiary. Each Option so granted shall be subject to the following conditions or to such other conditions as may be reflected in any applicable Award Agreement.

(a)            Option Price. The exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant but, with respect to Incentive Stock Options shall not be less than the Fair Market Value of a share of Stock at the Date of Grant.

(b)            Manner of Exercise and Form of Payment. Options which have become exercisable may be exercised by delivery of a notice of exercise to the Committee or its designee, in a form prescribed by the Committee or its designee, accompanied by payment of the Option Price. The Option Price shall be payable by bank draft or certified personal check and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised (provided that such Stock has been held by the Participant for at least six months) or, in the discretion of the Committee, either (i) in other property having a fair market value on the date of exercise equal to the Option Price, or (ii) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the Option Price.

(c)            Vesting, Option Period and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee, which vesting shall take place no sooner than three years after the date of grant, unless a shorter period is designated as provided in subparagraph (d) below. Options shall be exercisable as soon as administratively practicable following their vesting. Options shall expire after such period (the “Option Period’) as may be determined by the Committee, which Option Period (i) in the case of Incentive Stock Options shall be ten years and (ii) in the case of Nonqualified Stock Options shall be ten years unless the Committee shall specify a longer period than ten years in individual circumstances, as determined by the Committee, on the basis of national tax law other than U.S. law concerning the valuation of the Option at grant and on the resulting tax liability of the Participant, which different period shall not affect the terms and conditions of any such Option other than with respect to the Option Period. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires. Unless otherwise stated in the applicable Option Award Agreement or unless otherwise extended in the exercise of its discretion by the Committee, the Option shall expire earlier than the end of the Option Period in the following circumstances:

(i)            If prior to the end of the Option Period, the Holder shall undergo a Cessation of Employment, the vested Option shall expire on the earlier of the last day of the Option Period or the date that is ninety days after the date of separation. In such event, the Option shall remain exercisable by the Holder until its expiration, only to the extent the Option was exercisable at the time of such Cessation of Employment.

(ii)           For Options granted prior to February 4, 2003, if the Holder dies or the Holder’s employment with the Novartis Group is terminated by reason of Retirement prior to the end of the Option Period and while still in the employ or service of the Company, a Subsidiary or another member of the Novartis Group, or within thirty days of Normal Termination, such Holder becomes Disabled, the Option shall become 100% vested and nonforfeitable and shall expire on the earlier of the last day of the Option Period or the date that is (i) one year with respect to an Incentive Stock Option and (ii) three years with respect to a Nonqualified Stock Option after the date of death, Disability or Retirement of the Holder. In the event of death, the Option shall remain exercisable by the person or persons to whom the Holder’s rights under the Option pass by will or the applicable laws of descent and distribution until its expiration, only to the extent the Option was exercisable by the Holder at the time of death.

(iii)          Notwithstanding anything in the Plan to the contrary, for Options granted on or after February 4, 2003, if a Holder’s employment with all members of the Novartis Group is terminated by reason of death, Disability or Retirement (approved by the Stock Committee as provided in Section 2(ff) for Options granted on or after January 1, 2009) prior to the end of the Option Period, the Option shall become 100% vested and nonforfeitable and shall expire on the last day of the Option Period.

(iv)          Notwithstanding anything in the Plan to the contrary, for Options granted on or after February 1, 2006, if a Holder’s employment with all members of the Novartis Group is terminated by reason of (1) Cessation of Employment by the Participant with written approval of the Stock Committee or (2) by the member of the Novartis Group with which the Participant has an employment, consulting or other contractual relationship, without Cause, and within thirty days of such Cessation of Employment such Holder becomes Disabled, the Option shall become 100% vested and nonforfeitable and shall expire on the last day of the Option Period.

(v)           Notwithstanding anything in the Plan to the contrary, for Options granted on or after January 1, 2015, if a Participant Ceases Employment Clause 1 in ADDENDUM B regarding Cessation of Employment shall apply to such Options.

(d)            Other Terms and Conditions. An Option granted under the Plan may be evidenced by an Award Agreement, which may contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in such Award Agreement, such Option shall be subject to the following terms and conditions:

(i)            Each Option issued pursuant to this Section 8 or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof, subject to any limitations that may be imposed on the partial exercise in the discretion of the Committee to reflect the need for administrative convenience.

(ii)           Each ADS purchased through the exercise of an Option issued pursuant to this Section 8 shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or exercises a related SAR or when the Option expires.

(iii)          Subject to Sections 8(h) and 11(l), Options issued pursuant to this Section 8 shall not be transferable by the Holder except by will or the laws of descent and distribution and shall be exercisable during the Holder’s lifetime only by him.

(iv)          Each Option issued pursuant to this Section 8 shall vest and become exercisable by the Holder in accordance with the vesting schedule established by the Committee and set forth in the Award Agreement, consistent with the requirements of subparagraph(c) above.

(v)           Any Award Agreement may contain a provision that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option issued pursuant to this Section 8 a representation in the form prescribed by the Committee that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option issued pursuant to this Section 8 shall be a condition precedent to the right of the Holder or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(vi)          Any Incentive Stock Option Award Agreement shall contain a provision requiring the Holder to notify the Company in writing immediately after the Holder makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the Date of Grant of the Incentive Stock Option or (b) one year after the date the Holder acquired the Stock by exercising the Incentive Stock Option.

(e)            Incentive Stock Option Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 8, if an Incentive Stock Option is granted to a Holder who owns stock representing more than ten percent of the voting power of all classes of stock of Novartis AG or of a Subsidiary, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110 percent of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.

(f)             $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(g)            Voluntary Surrender. The Committee may permit the voluntary surrender of all or any portion of any Nonqualified Stock Option issued pursuant to this Section 8 and its corresponding SAR, if any, granted under the Plan to be conditioned upon the granting to the Holder of a new Option for the same or a different number of shares as the Option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at an Option Price, during an Option Period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the Option Price, Option Period, or any other terms and conditions of the Nonqualified Stock Option surrendered.

(h)            Tradable Options. The Committee may grant Nonqualified Stock Options that the Holder may sell on or after the date such Options become vested to a Market Maker in accordance with procedures established from time to time by the Committee and by the Market Maker. For purposes of this Section 8(h), the term “Market Maker” shall mean UBS AG, or any other entity identified from time to time by the Committee. Upon the sale by a Holder of such Options to the Market Maker, and notwithstanding any other provision of this Plan to the contrary, such Options shall not expire until the last day of the Option Period.

9.              Stock Appreciation Rights

Any Option granted under the Plan may include SARs, either at the Date of Grant or, except in the case of an Incentive Stock Option, by subsequent amendment. The Committee also may award SARs to Eligible Persons independent of any Option. An SAR shall confer on the Holder thereof the right to receive in shares of Stock, cash or a combination thereof the value equal to the excess of the Fair Market Value of one share of Stock on the date of exercise over the Strike Price of the SAR, with respect to every share of Stock for which the SAR is granted. An SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including, but not limited to, the following:

(a)            Strike Price. The Strike Price per share of Stock for which an SAR is granted shall be set by the Committee at the time of grant, but (i) with respect to an SAR granted in connection with an Option the Strike Price shall be equal to the Option Price of such Option and (ii) with respect to an SAR granted independently of an Option, the Strike Price shall not be less than 100% of the Fair Market Value of a share of Stock at the Date of Grant.

(b)            Vesting. SARs granted in connection with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. An SAR granted independently of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award Agreement.

(c)            Automatic Exercise. If on the last day of the Option Period (or in the case of an SAR granted independently of an Option, the period established by the Committee after which the SAR shall expire), the Fair Market Value of the Stock exceeds the Strike Price, the Holder has not exercised the SAR or the corresponding Option (if any), and neither the SAR nor the corresponding Option (if any), has expired, such SAR shall be deemed to have been exercised by the Holder on such last day and the Company shall make the appropriate payment there for.

(d)            Payment. Upon the exercise of an SAR, the Company shall pay to the Holder an amount equal to the number of shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one share of Stock on the exercise date over the Strike Price. The Company shall pay such excess in cash, in shares of Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Fractional shares shall be settled in cash.

(e)            Method of Exercise. A Holder may exercise an SAR after such time as the SAR vests by filing an irrevocable notice with the Committee or its designee, in a form prescribed by the Committee or its designee, specifying the number of SARs to be exercised, and the date on which such SARs were awarded.

(f)             Expiration. Each SAR shall cease to be exercisable, as to any share of Stock, when the Holder exercises the SAR or exercises a related Option, with respect to such share of Stock. An SAR shall expire ten years after its Date of Grant, unless the Committee shall specify a shorter period.

10.            Restricted Stock and Restricted Stock Unit Awards

(a)            Award of Restricted Stock and Restricted Stock Units.

(i)            The Committee shall have the discretion and authority (1) to grant Restricted Stock and Restricted Stock Units, (2) to issue or transfer Restricted Stock and Restricted Stock Units to Eligible Persons, and (3) to establish terms, conditions and restrictions applicable to such Restricted Stock and Restricted Stock Units, including the Restricted Period, which may differ with respect to each grantee, the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested, the number of shares or units to be covered by each grant and the consideration, if any, required to be paid by a Participant for an award of Restricted Stock or Restricted Stock Units.

(ii)           The Holder of a Restricted Stock Award shall execute and deliver to the Company (or acknowledge by electronic means) any Award Agreement issued with respect to the Restricted Stock and Restricted Stock Units setting forth the restrictions applicable to such Restricted Stock and Restricted Stock Units. If the Committee determines that the Restricted Stock shall be held in escrow rather than delivered to the Holder or held in a brokerage account by the Company (or in such other form as the Committee determines to be appropriate) pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (1) an escrow agreement satisfactory to the Committee, and (2) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. If a Holder shall fail to execute or acknowledge by electronic means any required Restricted Stock Award Agreement and, if applicable, an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 10(b), the Holder shall generally have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock, but, beginning with grants issued on or after January 1, 2011, shall not have a right to receive dividends or dividend equivalents or a right to vote on shareholder matters in connection with such Restricted Stock unless or until such restrictions have lapsed Upon the Award of Restricted Stock, the Committee may cause a Stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the Stock powers with an escrow agent designated by the Committee. If an escrow arrangement is used, the Committee shall cause the escrow agent to issue to the Holder a receipt evidencing any Stock certificate held by it registered in the name of the Holder. The Committee may also elect to hold such Restricted Stock in such form as it determines to be appropriate.

(b)            Restrictions.

(i)            Restricted Stock and Restricted Stock Units awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in any applicable Award Agreement: (1) if an escrow arrangement is used, the Holder shall not be entitled to delivery of any Stock certificate; (2) the shares of Restricted Stock shall be subject to the restrictions on transferability set forth in the Award Agreement; and (3) the shares or units shall be subject to forfeiture to the extent provided in subparagraph (d) below and in the Award Agreement and, to the extent such shares of Restricted Stock are forfeited, any Stock certificates that have been issued shall be returned to the Company, and all rights of the Holder to such shares and as a shareholder shall terminate without further obligation on the part of the Company.

(ii)           The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.

(c)            Restricted Period. The Restricted Period of Restricted Stock and Restricted Stock Units shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock and Restricted Stock Units indicated in a schedule established by the Committee and set forth in any Award Agreement. For annual Awards made on or after January 1, 2024, unless otherwise provided by the Committee, such annual Awards will vest in substantially equal thirds (each a tranche), with one-third of the annual Award vesting on each annual anniversary of the Date of Grant. Nothing in the foregoing sentence will preclude the Committee from applying individual terms and conditions to Awards other than annual Awards.

(d)            Forfeiture Provisions.

(i)            For Awards granted up to and including December 31, 2014, if a Holder Ceases Employment by reason of death, Disability or Retirement (as approved by the Committee as provided in Section 2(ff)), all restrictions on the Award shall expire. Except to the extent determined by the Committee and reflected in the underlying Award Agreement, in the event a Holder Ceases Employment (either by the Holder or by the Company) during a Restricted Period for any reason other than death, Disability or Retirement, that portion of the Award with respect to which restrictions have not expired shall be completely forfeited.

(ii)           Notwithstanding anything in the Plan to the contrary, for Awards granted on or after January 1, 2015, if a Participant Ceases Employment Clause 1 in ADDENDUM B regarding Cessation of Employment shall apply to such Awards.

(e)            Delivery of Stock. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock and Restricted Stock Units covered by a Restricted Stock Award, the restrictions set forth in Section 10 (b) and any Award Agreement shall be of no further force or effect with respect to shares of Restricted Stock and Restricted Stock Units which have not then been forfeited. If an escrow arrangement is used for shares of Restricted Stock, upon such expiration, the Company shall deliver to the Holder, or his/her beneficiary, without charge, the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or Stock dividends credited to the Holder’s account with respect to such Restricted Stock and the interest thereon, if any. With respect to Restricted Stock Units, unless a Holder has made a proper and timely deferral election under Section 17 below, the Company shall credit (net of any tax withholding) shares of Stock reflecting the number of Restricted Stock Units which have not then been forfeited and to which the Restricted Period has expired to a brokerage account in the name of the Holder or his/her beneficiary (or hold such shares in such other form as the Committee determines to be appropriate) until the Holder or his/her beneficiary provides direction regarding the delivery of such shares of Stock. The Company will coordinate with the equity plan third party administrator to deliver such shares of Stock as soon as administratively practicable following vest date.

(f)             Stock Restrictions. To the extent a certificate is issued representing Restricted Stock awarded under the Plan, each such certificate shall bear the following legend until the end of the Restricted Period with respect to such Stock:

(i)            “Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of , between Novartis Corporation and a copy of such Agreement is on file at the offices of the Company at 608 Fifth Avenue New York, New York 10020.”

(ii)           Stop transfer orders shall be entered with Novartis AG’s transfer agent and registrar against the transfer of legended securities.

(g)            Deferral of Restricted Stock Unit Awards. Effective for Restricted Stock Units awarded on or after January 1, 2014, Participants may elect to defer the cash proceeds of vested Restricted Stock Units at the end of the Restricted Period; provided that the Participant makes such a deferred election either as an initial deferral under Treasury Regulation Section 1.409A-2(a) or pursuant to the subsequent deferral provisions of Treasury Regulation Section 1.409A-2(b). The cash proceeds of any deferred Restricted Stock Unit award shall be transferred into the applicable non-qualified deferred compensation plan of the Participant’s employing Novartis Group Company and shall be payable to the Participant in accordance with the terms of the applicable nonqualified deferred compensation plan.

11.            General

(a)            Additional Provisions of an Award. Awards under the Plan also may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Stock upon the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement. The Committee shall not be required to provide uniform terms for Awards to all Participants and, in determining the provisions to be included in Awards made to any Participant, may take into account such considerations as it considers reasonable or appropriate (which, without limitation, may include tax considerations related to such Participant’s residence or nationality).

(b)            Clawback Provision.

(i)            The granting and vesting of any form of grant under this Plan is subject to the Participant’s adherence to and compliance with all applicable laws, all policies adopted by Novartis AG or any member of the Novartis Group to comply with such laws, including but not limited to the Novartis AG Policy Governing the Recovery of Erroneously Awarded Compensation, as well as all internal rules of Novartis, including but not limited to the Code of Ethics, the Global Conflict of Interest guideline, Doing Business Ethically policy, Insider Trading policy, Anti-Harassment policy, the Duty to comply with Law and Cooperate policy (for US-based employees), Confidentiality policy (for US-based employees) or any provision of the other policies and guidelines of Novartis Group Companies applicable to a Participant’s work (all such policies and internal rules collectively “Guidelines”). These Guidelines, which may be amended from time to time through publication on the Novartis intranet or otherwise, form an integrated part of this incentive plan.

(ii)           Accordingly, in case the Committee, in its sole discretion, determines that the Participant has violated applicable laws or Guidelines in a substantial or material way (including, but not limited to fraud, bribes, scientific misconduct, illegal marketing practices such as off-label promotion, or offering kickbacks, etc.) (collectively “Misconduct”), or if a Participant incurs a Cessation of Employment for Cause or Misconduct, the Committee may determine in its sole discretion that any or all of the grants to the Participant shall not vest and will be rescinded in and for any period in which such Cause or Misconduct occurred or was discovered, and, to the extent that such incentive grants have already vested and have been exercised, traded or converted by the Participant or moved to his or her individual account, the Participant shall agree promptly to repay any or all of the incentive already received for any period in which such Cause or Misconduct occurred or was discovered. In the event of the Participant’s failure to disgorge such amounts illegitimately received by him or her under the above provision, the Participant agrees that the Company may sue him or her for recovery of such proceeds on the basis of breach of contract, and that the Company is entitled to equitable relief to prevent the Participant’s disposition or diversion of such assets, and that the Participant will be liable to the Company for its reasonable attorneys fees and costs in recovering such amounts. In the event a Participant is determined by the Committee to have engaged in Misconduct or incurs a Cessation of Employment for Cause or Misconduct, the Committee may determine in its sole discretion that any or all vested but unexercised Stock Options (including Tradable Options) shall immediately be forfeited regardless of when the Cause or Misconduct occurred or was discovered. This provision is effective as to all outstanding grants under this Plan, no matter when made.

(c)            Privileges of Stock Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.

(d)            Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption there from and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend any Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(e)            Tax Withholding. Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards cash and/or Stock, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Holder or other person receiving such Stock may be required to pay to the Company or a Subsidiary prior to delivery of such Stock, the amount of any such taxes which the Company or a Subsidiary is required to withhold, if any, with respect to such Stock. Subject in particular cases to the disapproval of the Committee, the Company or a Subsidiary may accept shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Holder of the Award elects to make payment in such manner. Effective for any Awards paid in Stock that vest on or after January 1, 2014 (regardless of when such Awards were granted), including but not limited to Awards granted under the Long Term Performance Plan and the Leveraged Stock Savings Plan, Stock withholding shall be mandatory, and neither the Company nor any Subsidiary may accept cash or shares of Stock of equivalent Fair Market Value from the Holder or other person receiving such Stock in payment of such withholding tax obligations.

(f)             Minder Initiative. The Plan, in particular, is subject to any mandatory provisions of Swiss law pertaining to compensation of governing bodies derived from article 95 paragraph 3 of the Swiss Federal Constitution (the “Minder Initiative”). Any interpretation and/or amendment necessary in respect of any provision of the Plan or any Award as a result of applicable law and/or the Articles to the detriment of the Participant shall not give rise to any claims by or other rights whatsoever of the Participant. This applies in particular if the annual general meeting of Novartis AG does not approve the compensation of the Participant which is subject to approval under the Minder Initiative.

(g)            Claim to Awards and Employment or Service Rights. No employee or other person shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ or service of the Company, a Subsidiary or any member of the Novartis Group. By accepting any Award or grant of securities under the Plan, Participants shall be deemed to represent and warrant to the Company that such Participant’s participation in the trade and acceptance of such securities is voluntary and that such Participant has not been induced to participate by expectation of engagement, appointment, employment or continued engagement, appointment or employment, as applicable.

(h)            Designation and Change of Beneficiary. Each Participant may file with the Committee a designation in a form prescribed by the Committee of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Award due under the Plan upon his/her death. A Participant may, from time to time, revoke or change his/her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(i)             Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his/her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his/her estate (unless a prior claim there for has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his/her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company there for.

(j)             No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his/her behalf in his/her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(k)            Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

(l)             Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m)           Nontransferability. A person’s rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered (including, but not limited to, pursuant to a “domestic relations order” (as that term is defined in Code Section 414(p)(1)(B))) except, in the event of a Holder’s death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution; provided, however, the Committee may, in its sole discretion, allow in an Award Agreement for transfer of Awards other than Incentive Stock Options to other persons or entities as long as such transferability does not adversely impact the ability of Novartis AG to register the Stock underlying Awards pursuant to the Securities Act.

(n)            Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself.

(o)            Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(p)            Expenses. The expenses of administering the Plan shall be borne by the Company.

(q)            Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(r)             Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(s)            Grant Acceptance and Data Validation Provisions. Within 6 months of the Date of Grant of an equity award under this Plan, a Participant must logon to the equity platform provider website and accept the award agreement that reflects the specific provisions of the given grant. Failure to accept an equity award within 6 months of the Date of Grant will result in the Participant’s equity award cancellation without compensation or recourse.

12.            Changes in Capital Structure

Awards granted under the Plan and any Award Agreements shall be subject to equitable adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards (i) in the event of changes in the outstanding ADS or in the capital structure of Novartis AG by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award, (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or (iii) upon the occurrence of any other event which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such corporate or other event, the aggregate number of shares of Stock available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

For Awards made up to and including December 31, 2014, Notwithstanding the above, in the event of any of the following: (i) Novartis AG is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of Novartis AG in a form other than stock or other equity interests of the surviving entity; (ii) all or substantially all of the assets of Novartis AG are acquired by another person; (iii) the reorganization or liquidation of Novartis AG; or the execution by Novartis AG of a written agreement to undergo an event described in clauses (i), (ii) or (iii) above, then the Committee may, in its sole discretion, cancel any outstanding Awards and pay to the Holders thereof, in cash, the value of such Awards based upon the price per share of Stock received or to be received by other shareholders of Novartis AG in the event. The terms of this Section 12 may be varied by the Committee in any particular Award agreement.

For Awards made on or after January 1, 2015, Section 13 of the Plan applies.

13.            Change in Control and other Corporate Events

For Awards made up to and including December 31, 2014, except to the extent stated otherwise in any individual Award Agreement, or except as otherwise provided in the exercise of discretion by the Compensation Committee of Novartis AG, upon the occurrence of a Change in Control (i) all outstanding Options and freestanding SARs shall become immediately exercisable in full and (ii) all restrictions with respect to outstanding shares of Restricted Stock and Restricted Stock Units shall lapse.

For Awards made on or after January 1, 2015, Clause 2 in ADDENDUM B regarding Change in Control and other Corporate Events applies.

14.            Nonexclusivity of the Plan

Neither the adoption of this Plan by the Board nor, if applicable, the submission of this Plan to the shareholders of the Company or Novartis AG for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

15.            Amendment and Termination

The Board or the Committee may, at any time, or from time to time, amend, terminates or suspend and, if suspended, reinstate, the Plan in whole or in part in its sole discretion; provided that any such amendment shall be contingent on obtaining the approval of the shareholders of the Company or Novartis AG if the Committee determines that such approval is necessary to comply with any requirement of law or rule of any stock exchange on which the equity securities of Novartis AG are traded. The Board or the Committee may not cancel, reduce or otherwise alter outstanding vested Awards in a manner adverse to a Participant unless it obtains the express written consent of the affected individual Participant.

16.            Canadian Participants

Addendum A hereto shall apply at all times to Participants who are Canadian residents.

17.            Code Section 409A

Anything under the Plan to the contrary notwithstanding, to the extent applicable, it is intended that the Plan shall comply with the provisions of Code Section 409A and the Plan and all applicable Awards be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Novartis Group (as limited by Code Sections 414(b), (c), (m) and (o)), shall not be paid until the earlier of (x) the date that is six months following such separation from service or (y) the date of the Participant’s death following such separation from service. Notwithstanding any provision of the Plan to the contrary, to the extent that an Award constituting a “deferral of compensation” subject to Code Section 409A shall be deemed to be vested or restrictions lapse upon the occurrence of a Change in Control, and such Change in Control does not constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)), then even though such Award may be deemed to be vested or restrictions lapse, payment will be made to the extent necessary to comply with the provisions of Code Section 409A, to the Participant on the earliest of (i) the Participant’s separation from service, the date payment otherwise would have been made pursuant to the regular payment terms of the Award, or (iii) or the Participant’s death.

18.            Exclusive Provisions

This Plan and any Award Agreement entered into with Participants contemplated by this Plan and consistent with this Plan’s terms, contains the entire provisions with respect to the subject matter hereof, and supersedes all prior negotiations, instruments and oral understandings.

19.            Diagnostic Transaction

Contingent upon the closing of the sale of Novartis AG’s direct or indirect ownership in the blood transfusion diagnostics business of Novartis Vaccines & Diagnostics, Inc. to an affiliate of Grifols, S.A. pursuant to the terms of a Stock and Asset Purchase Agreement (“SAPA”) (the “Diagnostics Transaction”), the Awards of Participants under the Plan who become Transferred Employees (as such term is defined in the SAPA, and as such term may be modified in any global employee services agreement or any other transactional document relating to the Diagnostics Transaction), shall become fully vested, and Options (including Tradable Options) for such Transferred Employees shall become exercisable (and Tradable Options shall become sellable to the Market Maker), on the Closing Date (as defined in the SAPA) of the Diagnostics Transaction.

20.            Restructuring

For Awards granted on or before December 31, 2014, if, on or after January 1, 2014 a Participant under the Plan incurs a Cessation of Employment as a direct result of an event that the Participant’s employing Novartis Group Company certifies to the Committee is an approved, group restructuring plan (which must be certified by the requesting Novartis Group Company to the U.S. Stock Committee as having been approved by the member of the Novartis Corporation Board of Directors who is also the Chief Financial Officer of Novartis International AG (the “Group CFO”), or if the Group CFO is not a member of the Board, by the member of the Board so selected by the Board entitling such Participant to enhanced severance benefits under the Severance Pay Plan for Employees of Novartis Group Companies in the United States (a “Restructuring”), such Participant shall become vested in a pro rata portion of his/her Award, and a pro rata portion of Options (including Tradeable Options) shall become exercisable (and Tradable Options shall become sellable to the Market Maker). Such pro ration shall be determined by dividing (i) the number of completed months from the date the Award was granted through the date of Cessation of Employment, by (ii) the total number of months during the vesting period. Such pro rata vesting of Awards and the ability to exercise such previously unvested Options (and the ability to sell such previously unvested Tradable Options to the Market Maker) is contingent on the execution (and non-revocation) by the Participant of a general release of claims acceptable to the Company. A Participant who incurs a Cessation of Employment due to a Restructuring and who applies for and is granted Retirement status under the Plan shall have his/her Awards treated under the Retirement provisions of the Plan rather than this Section 20. A Participant (regardless of whether such Participant is eligible to apply for Retirement status under the Plan) who has been notified in writing that his/her employment with the Novartis Group will terminate due to a Restructuring shall not be eligible to receive Awards under the Plan after the date of notification.

21.            Vaccines Transaction

Contingent upon the closing of the sale of Novartis AG’s direct or indirect ownership in certain portions of the vaccines business of Novartis Vaccines and Diagnostics, Inc. to an affiliate of GlaxoSmithKline plc pursuant to the terms of a Sale and Purchase Agreement (“SAPA”) (the “GSK Vaccines Transaction”), the Awards of Participants under the Plan who become Transferred Employees (as such term is defined in the SAPA), shall on the Closing Date (as defined in the SAPA) of the GSK Vaccines Transaction become vested on a pro rata basis, and Options (including Tradable Options) for such Transferred Employees shall become exercisable (and Tradable Options shall become sellable to the Market Maker) on a pro rata basis. Such pro ration (not to exceed 1) shall be determined by dividing (i) the number of completed and partial years (rounded to the next highest full year) from the date the Award was granted through the later of (x) January 31, 2015 or (y) the Closing Date, by (ii) the total number of years during the vesting period. For the avoidance of doubt, and pursuant to the exercise of discretion by the Compensation Committee of Novartis AG, the Change in Control vesting provisions of Section 13 of the Plan shall not apply to the GSK Vaccines Transaction. Also for the avoidance of doubt, the post-employment exercise period under Section 8 for Options (including Tradable Options) shall be measured from the Closing Date. A Participant who does not become a Transferred Employee and who is eligible for, applies for and is granted Retirement status under the Plan shall have his/her Awards treated under the Retirement provisions of the Plan rather than this Section 21. A Participant who becomes a Transferred Employee will not be eligible to have his/her Awards treated under the Retirement provisions of the Plan rather than this Section 21.

22.            OTC Transaction

Contingent upon the closing of the contribution of Novartis AG’s direct or indirect ownership in Novartis Consumer Health, Inc. to a new joint venture between an affiliate of Novartis AG and an affiliate of GlaxoSmithKline plc pursuant to the terms of a Contribution Agreement (“CA”) (the “OTC Transaction”), the Awards of Participants under the Plan who become Transferred Employees (as such term is defined in the CA), shall on the Closing Date (as defined in the CA) of the OTC Transaction become vested on a pro rata basis, and Options (including Tradable Options) for such Transferred Employees shall become exercisable (and Tradable Options shall become sellable to the Market Maker) on a pro rata basis. Such pro ration (not to exceed 1) shall be determined by dividing (i) the number of completed and partial years (rounded to the next highest full year) from the date the Award was granted through the later of (x) January 31, 2015 or (y) the Closing Date, by (ii) the total number of years during the vesting period. For the avoidance of doubt, and pursuant to the exercise of discretion by the Compensation Committee of Novartis AG, the Change in Control vesting provisions of Section 13 of the Plan shall not apply to the OTC Transaction. Also for the avoidance of doubt, the post-employment exercise period under Section 8 for Options (including Tradable Options) shall be measured from the Closing Date. A Participant who does not become a Transferred Employee and who is eligible for, applies for and is granted Retirement status under the Plan shall have his/her Awards treated under the Retirement provisions of the Plan rather than this Section 22. A Participant who becomes a Transferred Employee will not be eligible to have his/her Awards treated under the Retirement provisions of the Plan rather than this Section 22.

23.            Animal Health Transaction

Contingent upon the closing of the sale of Novartis AG’s direct or indirect ownership in Novartis Animal Health US, Inc. to an affiliate of Eli Lilly and Company pursuant to the terms of a Sale and Purchase Agreement (“SAPA”) (the “Animal Health Transaction”), the Awards of Participants under the Plan who become Transferred Employees (as such term is defined in the SAPA), shall on the Closing Date (as defined in the SAPA) of the Animal Health Transaction become vested on a pro rata basis, and Options (including Tradable Options) for such Transferred Employees shall become exercisable (and Tradable Options shall become sellable to the Market Maker) on a pro rata basis. Such pro ration (not to exceed 1) shall be determined by dividing (i) the number of completed and partial years (rounded to the next highest full year) from the date the Award was granted through the later of (x) January 31, 2015 or (y) the Closing Date, by (ii) the total number of years during the vesting period. For the avoidance of doubt, and pursuant to the exercise of discretion by the Compensation Committee of Novartis AG, the Change in Control vesting provisions of Section 13 of the Plan shall not apply to the Animal Health Transaction. Also for the avoidance of doubt, the post-employment exercise period under Section 8 for Options (including Tradable Options) shall be measured from the Closing Date. A Participant who does not become a Transferred Employee and who is eligible for, applies for and is granted Retirement status under the Plan shall have his/her Awards treated under the Retirement provisions of the Plan rather than this Section 23. A Participant who becomes a Transferred Employee will not be eligible to have his/her Awards treated under the Retirement provisions of the Plan rather than this Section 23.

ADDENDUM A
ADDENDUM FOR CANADIAN PARTICIPANTS

Addendum to The Novartis Corporation 2011 Stock Incentive Plan for North American Employees, hereinafter, referred to as the “Plan”. The provisions of this Addendum shall apply at all times to Canadian resident employees who are eligible to participate in the Plan (hereinafter “Canadian Participants”).

With respect to a Participant who is 55 or older with 10 or more Years of Service and who separates from service with the Novartis Group for reasons other than Cause, notwithstanding anything to the contrary in Section 2(ff) above, consent of the Stock Committee is not required for grants made prior to January 1, 2009 to receive accelerated vesting treatment.

With respect to Section 5 of the Plan, the Stock Committee cannot unilaterally decide to pay cash to a Canadian Participant exercising his/her Option and must at all times deliver Stock to such Participant. The Canadian Participant, can however, elect to receive the Fair Market Value equivalent of such Stock in cash at the time of exercise.

With respect to Section 8 of the Plan, the Option Price cannot be paid by a Canadian Participant by the delivery or tender of Stock previously acquired under the Plan or any other Novartis plan.

A Canadian Participant who has received Stock in satisfaction of his/her Option Award under the Plan cannot cause Novartis AG, or any corporation with which it does not deal at arm’s length, to redeem, acquire or cancel the Stock delivered by the Stock Committee on exercise of the Option.

ADDENDUM B

Clauses applicable to Awards made on or after January 1, 2015

1.              Cessation of Employment

(a)            General: Unless Clause 1.(b), Clause 1.(c), Clause 1.(d), or Clause 1.(f) applies, an Award that has not vested will lapse or be forfeited on the day the Participant Ceases Employment.

(b)            Cessation of Employment as a result of Retirement: For Awards granted on or before December 31, 2015, if a Participant Ceases Employment because of Retirement his/her Award shall vest on the day the Participant Ceases Employment. For Awards granted on or after January 1, 2016 and prior to January 1, 2024, if a Participant Ceases Employment because of Retirement his/her Award (i) shall vest on the day the Participant Ceases Employment if the Award has been outstanding for 12 months or more on the day the Participant Ceases Employment, and (ii) shall vest on a pro rata basis if the Award has been outstanding for fewer than 12 months on the day the Participant Ceases Employment. The pro ration described in clause (ii) of the preceding sentence shall be determined by dividing (x) the number of completed months from the date the Award was granted through the date of Cessation of Employment, by (y) the total number of months during the vesting period.

For annual Awards granted on or after January 1, 2024, if a Participant Ceases Employment because of Retirement, his/her Award (i) shall vest on the day the Participant Ceases Employment if the Award has been outstanding for 12 months or more on the day the Participant Ceases Employment, and (ii) shall vest on a pro rata basis with respect to each tranche if the Award has been outstanding for fewer than 12 months on the day the Participant Ceases Employment. The pro ration described in clause (ii) of the preceding sentence shall be determined by dividing (x) the number of completed months from the date the Award was granted through the date of Cessation of Employment, by (y) the total number of months during the vesting period with respect to each tranche. By way of example, if a Participant who received an annual Award in January 2024 Ceases Employment because of Retirement in July 2024 after completing 5 months in the vesting period for the January 2024 annual Award, the Participant will be vested in 5/12 of the tranche vesting in January 2025, 5/24 of the tranche vesting in January 2026, and 5/36 of the tranche vesting in January 2027.

For any Awards other than annual Awards granted on or after January 1, 2024 with a cliff vesting schedule, if a Participant Ceases Employment because of Retirement his/her Award (i) shall vest on the day the Participant Ceases Employment if the Award has been outstanding for 12 months or more on the day the Participant Ceases Employment, and (ii) shall vest on a pro rata basis if the Award has been outstanding for fewer than 12 months on the day the Participant Ceases Employment. The pro ration described in clause (ii) of the preceding sentence shall be determined by dividing (x) the number of completed months from the date the Award was granted through the date of Cessation of Employment, by (y) the total number of months during the vesting period.

In determining whether to approve Retirement under this Clause 1.(b), the Committee shall take into consideration the Participant’s satisfaction of certain conditions, including:

(i)            whether the Participant is leaving the Novartis Group in good standing and not for Cause or because of dishonesty, misconduct, gross negligence, violation of this employer’s code of ethics or similar reason;

(ii)           whether the Participant has returned to his/her employer all company property in his/her possession at his/her Cessation of Employment;

(iii)          whether the Participant has cooperated with his/her employer in the orderly handover and transition of his/her duties and responsibilities prior to his/her date of Cessation of Employment;

(iv)          to the extent permitted by applicable law, whether the Participant has given his/her written commitment that for one year following his/her Cessation of Employment he/she will not work for a Competitor and for one year following his/her Cessation of Employment (two years for ECN and Level 10/9 Participants) he/she will refrain from soliciting other employees of the Novartis Group to terminate their employment; and

(v)           whether the Participant has affirmed his/her obligation not to disclose confidential information he/she received during his/her employment with the Novartis Group and to refrain from using any such information for any purpose not in Novartis Group’s business interests; and

(vi)          whether the Participant has satisfied such other requirements established by the Committee as apply to Participants generally, including but not limited to submission of and compliance with the terms and conditions of the Initial Request for Retirement Status Treatment of Stock Incentive Plan Grants (Form A) and Certification at Termination Request for Accelerated Vesting of Stock Incentive Plan Grants (Form B), or any successors thereto, and the requirement that for any Participant whose Cessation of Employment occurs on or after January 1, 2015, no such Cessation of Employment will constitute a “Retirement” unless the Participant executes (and does not revoke) a general release of claims acceptable to the Company.

(c)            Cessation of Employment by the employer other than for Cause:

(i)            For Awards granted prior to January 1, 2024, if a Participant Ceases Employment because his/her employment is terminated by the Participant’s employer (whether or not by notice) other than for Cause, his/her Award shall vest on the day the Participant Ceases Employment in respect of a proportion of the Award (corresponding to such proportion of the vesting or Restriction Period as has elapsed when the Participant Ceases Employment), which pro ration shall be determined by dividing (i) the number of completed months from the date the Award was granted through the date of Cessation of Employment, by (ii) the total number of months during the vesting period. Such pro rata vesting of Awards and the ability to exercise such previously unvested Options (and the ability to sell such previously unvested Tradable Options to the Market Maker) is contingent on the execution (and non-revocation) by the Participant of a general release of claims acceptable to the Company.

(ii)           For annual Awards granted on or after January 1, 2024, if a Participant Ceases Employment because his/her employment is terminated by the Participant’s employer (whether or not by notice) other than for Cause, his/her Award shall vest on the day the Participant Ceases Employment in respect of a proportion of the Award (corresponding to such proportion of the vesting or Restriction Period for each tranche as has elapsed when the Participant Ceases Employment), which pro ration shall be determined by dividing (i) the number of completed months from the date the Award was granted through the date of Cessation of Employment, by (ii) the total number of months during the vesting period for each tranche. Such pro rata vesting of Awards is contingent on the execution (and non-revocation) by the Participant of a general release of claims acceptable to the Company. By way of example, if a Participant who received an annual Award in January 2024 Ceases Employment because his/her employment is terminated by the Participant’s employer (whether or not by notice) other than for Cause in July 2025, the Participant will have already vested in the tranche of his/her January 2024 annual Award that vested in January 2025, the Participant will vest in 17/24 of the tranche that will vest in January 2026, and 17/36 of the tranche that will vest in January 2027.

(iii)          For any Awards other than annual Awards granted on or after January 1, 2024 with a cliff vesting schedule, if a Participant Ceases Employment because his/her employment is terminated by the Participant’s employer (whether or not by notice) other than for Cause, his/her Award shall vest on the day the Participant Ceases Employment in respect of a proportion of the Award (corresponding to such proportion of the vesting or Restriction Period as has elapsed when the Participant Ceases Employment), which pro ration shall be determined by dividing (i) the number of completed months from the date the Award was granted through the date of Cessation of Employment, by (ii) the total number of months during the vesting period. Such pro rata vesting of Awards is contingent on the execution (and non-revocation) by the Participant of a general release of claims acceptable to the Company.

(iv)          A Participant who has been notified in writing that he/she will be Ceasing Employment under this Clause 1(c) shall not be eligible to receive Awards under the Plan after the date of notification.

(d)            Cessation of Employment following a sale: If a Participant Ceases Employment because of:

(i)            his/her employer ceasing to be a member of the Novartis Group; or

(ii)           the business for which the Participant works is transferred to a person which or who is not a member of the Novartis Group,

his or her Award shall vest on the day the Participant Ceases Employment in respect of a proportion of the Award (corresponding to such proportion of the vesting or Restriction Period as has elapsed when the Participant Ceases Employment), which pro ration shall be determined by dividing (i) the number of completed months from the date the Award was granted through the date of Cessation of Employment, by (ii) the total number of months during the vesting period; provided that the Board may determine that some or all of the Awards held by relevant Participants shall be exchanged in accordance with Clause 2.(b) (exchange of awards).

(e)            Cessation of Employment as a result of death or disability: If a Participant Ceases Employment as a result of his/her death or Disability, then Awards held by that Participant shall vest on the day the Participant Ceases Employment. Effective January 1, 2016, if a Participant Ceases Employment on account of his/her death or Disability on or after the date on which the Fair Market Value of the Stock is determined for purposes of granting Awards and prior to the Date of Grant with respect to such Awards, no Award shall be granted to the Participant, but the Stock Committee shall recommend to the member of the Novartis Group that employed the Participant that a fully vested cash payment be issued to the Participant (or his/her estate) equal to the value of the Award that would have been granted on the Date of Grant if the Participant had still been an employee of the Novartis Group on the Date of Grant.

(f)             Assignments and Transfers: If a Participant is sent on an international assignment or is transferred to another entity within the Novartis Group this will not be considered as Ceasing Employment under the Plan. The treatment of assignments and transfers is subject to the rules of the “Internal Transfer Policy for Shareplans”.

2.              Change in Control and other Corporate Events

(a)            Change in Control: If a Change in Control occurs or is anticipated to occur, unvested Awards shall vest at the effective time of such Change in Control (or such earlier date or time that the Board may determine) PROVIDED ALWAYS THAT if, in respect of an Award, the Change in Control in respect of which this Clause 2.(a) applies on or before the first anniversary of the Date of Grant then the Award shall vest in respect of a proportion of the Award (corresponding to such proportion of the vesting period as has elapsed when the Change in Control or earlier date the Board determines), which pro ration shall be determined by dividing (i) the number of completed months from the date the Award was granted through the date of the Change in Control (or earlier date determined by the Board), by (ii) the total number of months during the vesting period.

Notwithstanding the preceding paragraph of this Clause 2.(a), the Board may in its discretion with no obligation to do so, allow a greater proportion of an Award to vest; provided that this paragraph does not apply to ECN members.

Alternatively, the Board may determine that some or all Awards will be automatically exchanged under Clause 2.(b).

(b)            Exchange of Awards: If an Award is exchanged, then:

(i)            the exchanged award will be in respect of or by reference to shares in any company determined by the company offering the exchange;

(ii)           the exchanged award shall have equivalent terms to those of the Award that was exchanged;

(iii)          the exchanged award will be subject to the Plan as it had effect in relation to the old Award immediately before the exchange;

(iv)          with effect from the exchange, the Plan will apply as if references to ADSs are references to shares over which the exchanged award has been granted;

(v)           the Plan shall apply with such other adjustments as the Board may decide.

(c)            Demerger, variations of share capital and other corporate events: If the Board becomes aware that Novartis AG is or is expected to be affected by any variation of share capital, rights issue, sub-division, consolidation or reduction of share capital, demerger, distribution (other than an ordinary dividend), liquidation or other event (other than a Change in Control) which, in the opinion of the Board, could affect the current or future value of Novartis AG shares, the Board may:

(i)            adjust Awards in such manner as it considers appropriate;

(ii)           allow Awards (for all or some Participants) to vest in whole or in part, subject to any conditions that the Board may impose;

require some or all Awards to be exchanged under Clause 2.(b).